Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

Tim Hortons Inc.

874 Sinclair Road

Oakville, ON, Canada

The Board of Directors:

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated August 26, 2014, to the Board of Directors of Tim Hortons Inc. (“Tim Hortons”) as Annex G to, and reference thereto under the headings “Summary—Opinion of Tim Hortons Financial Advisors—Citi” and “The Transactions—Opinions of Tim Hortons Financial Advisors” in, the joint information statement/circular relating to the proposed transactions involving Tim Hortons, Burger King Worldwide, Inc., 1011773 B.C. Unlimited Liability Company (“B.C.”), New Red Canada Partnership (“Red”), Blue Merger Sub, Inc. and 8997900 Canada Inc., which joint information statement/circular forms a part of the Registration Statement on Form S-4 of B.C. and Red (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

September 16, 2014